Exhibit 3.1

OMEGA HEALTHCARE INVESTORS, INC.

AMENDED AND RESTATED BYLAWS

Adopted as of October 21, 2022

ARTICLE I OFFICES

Section 1.      Principal Office. The principal office of Omega Healthcare Investors, Inc. (the “Corporation”) in the state of Maryland shall be located at such place as the Board of Directors may from time to time designate.

Section 2.     Other Offices. The Corporation may establish such other offices at such places as the Board of Directors from time to time may designate, or which the business of the Corporation may require.

ARTICLE II STOCKHOLDER MEETINGS

Section 1.      Place. Unless the Articles of Amendment and Restatement of Omega Healthcare Investors, Inc., including any amendments and Articles Supplementary thereto (the “Charter”) provide otherwise, all meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set by the Board of Directors and stated in the Notice of Meeting (as defined in Section 4 of this Article II below), including, for the avoidance of doubt, a virtual location or meeting otherwise held solely by means of remote communication.

Section 2.      Annual Meetings. Annual meetings of stockholders for the election of Directors and the transaction of any business within the powers of the Corporation shall be held on a date and at a time designated by the Board of Directors. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 3.      Special Meetings.

(a)            General. The members of the Board of Directors may call a special meeting of the stockholders for any purpose or purposes. Subject to Section 3(b) of this Article II, a special meeting of the stockholders shall also be called by the Secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of the stockholders in accordance with Section 3(b) of this Article II. Any such special meeting of the stockholders shall be held at such date and time as may be designated by the Board of Directors. In fixing a date for any special meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or special meeting. The members of the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders called by the Board of Directors.

(b)	Stockholder-Requested Special Meetings.

(i)            Unless otherwise set forth in the Charter, a stockholder or stockholders requesting a special meeting shall deliver a written request, signed by the holders of not less than a majority of the votes entitled to be cast on the business proposed to be transacted at such proposed meeting, in person or by mail to the Secretary of the Corporation. Such request must state the purpose or purposes of the proposed meeting, in addition to the information required by clause (B) of the second paragraph of Section 8(a)(ii) of this Article II.

(ii)          Within three (3) days following the receipt of such request, the Secretary shall inform such stockholder(s) of the reasonably estimated cost of preparing and mailing a Notice of Meeting with respect to the proposed meeting and, upon payment to the Corporation of such costs, the Secretary shall prepare a Notice of Meeting and give notice to each stockholder entitled to notice of the meeting. The Secretary shall not be required to call a special meeting unless the applicable stockholder(s) pay such costs to the Corporation.

Section 4.      Notice of Meetings.

(a)           Not less than ten (10) nor more than ninety (90) days before each meeting of stockholders, the Secretary of the Corporation shall give notice of such meeting (a “Notice of Meeting”) to each stockholder entitled to vote at such meeting. Each Notice of Meeting shall state the place, date and time of the meeting, and, in the case of a special meeting or as otherwise may be required by statute, the purpose or purposes for which the meeting is called. Each Notice of Meeting shall be in writing or, to the extent permitted by applicable law (unless the Corporation has received a request from a stockholder that notice not be sent by electronic transmission), transmitted by an electronic transmission to each stockholder at its address appearing in the records of the Corporation or, in respect to any electronic transmission, to any address or number of the stockholder at which the stockholder receives electronic transmissions. If mailed, the Notice of Meeting shall be deemed to be given when deposited in the United States mail, addressed to the stockholder at its address as it appears in the records of the Corporation, with postage thereon prepaid. The Corporation, subject to the proxy rules of the Securities and Exchange Commission (the “SEC”), may give a single notice to all stockholders who share an address, unless the Corporation has received a request from a stockholder in writing or by electronic transmission that a single notice not be given.

(b)           With respect to a meeting of stockholders for which the Corporation has made a public announcement of the date thereof, the Corporation may postpone or reschedule such meeting by making a “public announcement” (as defined in Section 8 of this Article II) of such postponement or rescheduling prior to the meeting. Notice of the date to which the meeting is postponed or rescheduled shall be given not less than ten (10) days prior to such date and otherwise in the manner set forth in this Section 4. A postponed meeting shall be held not more than one hundred twenty (120) days after the original record date.

Section 5.       Voting.

(a)           Unless otherwise provided by statute or the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders; provided, however, that preferred stock shall only be entitled to such voting rights as expressly provided by statute or the Charter. The vote for Directors, and, upon the demand of any stockholder, the vote upon any question before the meeting, shall be by ballot.

(b)            A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the Secretary of the Corporation before or at the meeting. No proxy shall be voted after eleven (11) months from its date unless such proxy provides for a longer period.

(c)            Except as otherwise provided by these Bylaws, the laws of the State of Maryland or the rules and regulations of any stock exchange applicable to the Corporation, Directors shall be elected in the manner described in subsections (d) and (e) below; and all other substantive questions brought before any meeting of stockholders shall be determined by the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present. All procedural questions shall be decided by the chair of the meeting.

(d)           There shall be no cumulative voting in the election of Directors. Except as set forth in subsection (e) below, each Director to be elected by stockholders after the effective date of this Bylaw shall be elected by the vote of the majority of the votes cast. For purposes of this Bylaw, a “majority of votes cast” shall mean that the number of votes cast “for” a Director’s election exceeds the number of votes “against.” Votes cast shall exclude “abstentions” and any “broker non-votes” with respect to that Director’s election.

(e)            In the event of a contested election of Directors, Directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Bylaw, a “contested election” shall mean any election of Directors in which the number of candidates for election as Director exceeds the number of Directors to be elected as of the later of the deadlines for the notice of director nominations for such meeting pursuant to Section 8 and Section 11 of this Article II.

Section 6.      Quorum; Adjournment. At any meeting of stockholders, the presence in person or by proxy of stockholders together holding a majority of the stock issued and outstanding and entitled to vote thereat shall constitute a quorum. Whether or not a quorum is present or represented, the chair of the meeting (subject to appeal by the stockholders present at the meeting in person or by proxy, if a quorum be present), or the stockholders by a majority vote of the stockholders present in person or by proxy at the meeting, may adjourn the meeting from time to time to a date not more than one hundred twenty (120) days after the original record date, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 7.     Action Without Meeting. Except for the election of Directors, any action to be taken by the stockholders may be taken without a meeting, if, prior to such action, all stockholders entitled to vote thereon shall consent in writing or by electronic transmission to such action being taken, and such consent shall be treated for all purposes as a vote at a meeting.

Section 8.      Advance Notice of Stockholder Nominations and Proposals.

(a)           Annual Meetings of Stockholders.

(i)            Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Notice of Meeting (or any supplement thereto given by or at the direction of the Board of Directors, (B) as otherwise properly brought before such meeting by or at the direction of the Board of Directors, (C) by any stockholder who was a stockholder of record at the time of giving the notice provided for in this Section 8(a), as applicable, and through the time of the annual meeting, who is entitled to vote at the meeting on the nomination or proposal and who has complied with the notice procedures set forth in this Section 8(a), as applicable, or (D) by one or more Access Eligible Stockholders (as defined below) pursuant to and in accordance with Section 11 of this Article II. For the avoidance of doubt, compliance with the foregoing clauses (C) and (D) shall be the exclusive means for a stockholder to make nominations or to proposed any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as applicable, at an annual meeting of stockholders.

(ii)            In addition to other applicable requirements, for director nominations (other than a nomination pursuant to Section 11 of this Article II) or other business to be properly brought before an annual meeting pursuant to clause (C) of Section 8(a)(i) of this Article II, the stockholder must have given timely notice thereof in proper written form (the “Section 8(a) Notice”) to the Secretary, and any such other business must otherwise be a proper matter for action by the stockholders of the Corporation. To be timely, a Section 8(a) Notice shall set forth all of the information required under this Section 8 and shall be received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time (the “close of business”) on the ninetieth (90th) day or earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of the meeting is first made by the Corporation. The adjournment, recess, postponement or rescheduling of an annual meeting (or the public announcement thereof) shall not commence a new time period or extension of the time for the giving of a Section 8(a) Notice as described above.

(iii)            To be in proper written form, such Section 8(a) Notice or Section 8(b) Notice, as applicable, shall set forth:

(A)            as to each person whom such stockholder of record providing notice pursuant to Section 8(a) or Section 8(b) (a “Noticing Party”), as applicable, proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:

(I)            the name, age, business address and residence address of such Proposed Nominee;

(II)          the principal occupation and employment of such Proposed Nominee;

(III)       a written questionnaire with respect to the background and qualification of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request);

(IV)         a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within ten (10) days after receiving such request) providing that such Proposed Nominee: (I) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; (III) will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Corporation’s Charter, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five (5) business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; (IV) consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting; (V) intends to serve a full term as a director of the Corporation, if elected; and (VI) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(V)         a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such Proposed Nominee or any of such Proposed Nominee’s affiliates or associates (each as defined below), on the one hand, and any Noticing Party or any Stockholder Associated Person (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;

(VI)          a description of any business or personal interests that could place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries; and

(VII)         all other information relating to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies for the election of directors in a contested election or otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Proxy Rules”);

(B)            as to any other business that such Noticing Party proposes to bring before the meeting:

(I)         a reasonably brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(II)     the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Corporation’s Charter or these Bylaws, the language of the proposed amendment); and

(III)      all other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person pursuant to the Proxy Rules; and

(C)            as to such Noticing Party and each Stockholder Associated Person:

(I)          the name and address of such Noticing Party and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);

(II)        the class, series and number of all shares of each class or series of capital stock of the Corporation (“Company Securities”) that are, directly or indirectly, owned beneficially or of record by such Noticing Party or any Stockholder Associated Person, specifying the type of ownership (including any rights to acquire beneficial ownership at any time in the future), the date or dates on which such securities were acquired and the investment intent of such acquisition;

(III)         the name of each nominee holder for, and number of, any Company Securities owned beneficially but not of record by such Noticing Party or any Stockholder Associated Person and any pledge by such Noticing Party or any Stockholder Associated Person with respect to any of such securities;

(IV)         a complete and accurate description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party or any Stockholder Associated Person, the effect or intent of which is to mitigate loss or manage risk or benefit from changes in the value or price of any Company Securities, or maintain, increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to Company Securities, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation and without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D, 13F or 13G in accordance with the Exchange Act (any of the foregoing, a “Derivative Instrument”);

(V)          any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such Noticing Party or any Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(VI)         a complete and accurate description of all agreements, arrangements or understandings, written or oral, (I) between or among such Noticing Party and any of the Stockholder Associated Persons or (II) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity), including, without limitation, (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person, directly or indirectly, has a right to vote any security of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), (y) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote such stockholder’s shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person and (z) any other agreements that would be required to be disclosed by such Noticing Party, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to Section 13 of the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to such Noticing Party, such Stockholder Associated Person or such other person or entity);

(VII)       any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(VIII)    any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Stockholder Associated Person is (1) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(IX)     any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation held by such Noticing Party or any Stockholder Associated Person;

(X)       any direct or indirect interest of such Noticing Party or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(XI)       a description of any other material interest of such Noticing Party or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee;

(XII)      a representation that (i) neither such Noticing Party nor any Stockholder Associated Person has breached any contract or other agreement, arrangement or understanding with the Corporation except as disclosed to the Corporation pursuant hereto and (ii) such Noticing Party and each Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 8(a);

(XIII)      a complete an accurate description of any performance-related fees (other than an asset-based fee) to which such Noticing Party or any Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the Corporation’s securities or any Derivative Instruments, including, without limitation, any such interests held by members of such Noticing Party’s or any Stockholder Associated Person’s immediate family sharing the same household;

(XIV)      a description of the investment strategy or objective, if any, of such Noticing Party or any Stockholder Associated Person who is not an individual;

(XV)      a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any current or former officer, director, affiliate or associate of the Corporation;

(XVI)            a certification regarding whether such Noticing Party and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of shares of capital stock or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, if such person is or has been a stockholder of the Corporation;

(XVII)          all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, (regardless of whether such person or entity is actually required to file a Schedule 13D); and

(XVIII)         all other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election or otherwise pursuant to the Proxy Rules;

provided, however, that the disclosures in the foregoing subclauses (I) through (XVIII) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(D)          to the extent known by the Noticing Party, the name and address of any other stockholder (including beneficial owners) supporting the Proposed Nominee(s) or other proposals regarding business to be acted upon submitted by such Noticing Party and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);

(E)            a representation that such Noticing Party intends to appear in person or by proxy at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation; and

(F)            a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group that intends (I) to deliver a proxy statement and/or form of proxy to a number of holders of the Corporation’s voting shares reasonably believed by such Noticing Party to be sufficient to approve or adopt the business to be proposed or elect the Proposed Nominees, as applicable, (II) to solicit proxies in support of director nominees other than the Corporation’s nominees (as defined below) in accordance with Rule 14a-19 under the Exchange Act or (III) to engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

(iv)            In addition to the information required pursuant to the foregoing provisions of this Section 8(a), the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under (w) the listing standards of each securities exchange upon which the Corporation’s securities are listed, (x) any applicable rules of the SEC, (y) any publicly disclosed standards used by the Board of Directors in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board of Directors, or (z) the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation. In addition, the Board of Directors may require any Proposed Nominee to submit to interviews with the Board of Directors or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within ten (10) days following the date of any request therefor from the Board of Directors or any committee thereof.

(v)             Notwithstanding anything in this Section 8(a) to the contrary, if the number of Directors to be elected to the Board of Directors is increased and the Corporation does not, at least thirty (30) days prior to the public announcement of the date of the annual meeting, make a public announcement specifying the size of the increased Board of Directors, a Section 8(a) Notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which the Corporation first makes a public announcement specifying the size of the increased Board of Directors.

(b)            Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s Notice of Meeting (or any supplement thereto) given by or at the direction of the Board of Directors. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected (i) pursuant to the Notice of Meeting given by or at the direction of the Board, (ii) by or at the direction of the Board of Directors or (iii) provided that the Notice of Meeting includes the election of one (1) or more Directors to the Board of Directors, by any stockholder of the Corporation who was a stockholder of record at the time of giving of the Section 8(b) Notice (as defined below) and through the time of the special meeting, who is entitled to vote at the meeting on the election of directors and who complied with the notice procedures set forth in this Section 8. In addition to other applicable requirements, for nominations to be properly brought before a special meeting by a Noticing Party pursuant to the foregoing Section 8(b)(ii), the stockholder must have given timely notice thereof in proper written form (the “Section 8(b) Notice”) to the Secretary. To be timely, a Section 8(b) Notice shall set forth all of the information required under this Section 8 and shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which public announcement of the date of the meeting is first made by the Corporation. The adjournment, recess, postponement or rescheduling of a special meeting (or the public announcement thereof) shall not commence a new time period or extension of the time for the giving of a stockholder’s notice as described above. To be in proper written form, such notice shall include all information required pursuant to Section 8(a)(iii).

(c)            General.

(i)            Only such individuals who are nominated by the Board of Directors, by a Noticing Party in accordance with this Section 8 or, solely with respect to an annual meeting, by an Access Eligible Stockholder in accordance with Section 11 of this Article II, as applicable, shall be eligible to serve as Directors. The number of nominees a stockholder may nominate for election at a meeting may not exceed the number of directors to be elected at such meeting. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 8 or by the Board of Directors. Except as otherwise provided by law, the Board of Directors and the chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in these Bylaws and, if the Board of Directors or the chair of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the chair of the meeting shall declare that such nomination or proposal be disregarded and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 8, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

(ii)            If information submitted pursuant to this Section 8 by any Noticing Party proposing a nominee for election as a Director or any proposal for business at a meeting of stockholders shall be inaccurate in any material respect, such information shall be deemed not to have been provided, and the nomination or business in respect of which such information is required may be deemed not to have been proposed, in accordance with this Section 8. Any such Noticing Party shall notify the Secretary of the Corporation of any inaccuracy in any such information within two (2) business days of becoming aware of such inaccuracy (including if any Noticing Party or any Stockholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 8(a)(iii)(F)). Any such notification shall be made only to the extent that any information submitted pursuant to this Section 8 has changed since such Noticing Party’s prior submission and shall clearly identify the information that has changed since such Noticing Party’s prior submission. Upon written request by the Secretary or the Board of Directors, any Noticing Party shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any duly authorized committee or officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 8, and (B) a written affirmation of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 8 as of an earlier date. If a stockholder fails to provide such written verification or written affirmation within such period, the information as to which written verification or a written affirmation was requested may be deemed not to have been provided, and the nomination or business in respect of which such information is required in accordance with this Section 8 may be deemed not to have been proposed.

(iii)            A Noticing Party shall update such Noticing Party’s notice provided under this Section 8, if necessary, such that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for determining the stockholders entitled to receive notice of the meeting and (B) as of the date that is ten (10) business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall (I) be received by the Secretary at the principal executive offices of the Corporation (x) not later than the close of business five (5) business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (y) not later than the close of business seven (7) business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B)), (II) be made only to the extent that information has changed since such Noticing Party’s prior submission and (III) clearly identify the information that has changed since such Noticing Party’s prior submission. For the avoidance of doubt, any information provided pursuant to this paragraph shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 8 and shall not extend the time period for the delivery of notice pursuant to this Section 8. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 8.

(iv)            If (A) any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) such Noticing Party or Stockholder Associated Person subsequently either (x) notifies the Corporation that such Noticing Party or Stockholder Associated Person no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14(a)(3) under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Proposed Nominees proposed by such Noticing Party. Upon request by the Corporation, if any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Party shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(v)            In addition to complying with the foregoing provisions of this Section 8, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 8. Nothing in this Section 8 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Corporation’s Charter.

(vi)            For purposes of these Bylaws: (A) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (B) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act; (C) “Corporation’s nominee(s)” shall mean any person(s) nominated by or at the direction of the Board of Directors; (D) “public announcement” shall mean disclosure in a press release by the Corporation reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act; (E) a “Qualified Representative” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; and (F) “Stockholder Associated Person” shall mean, with respect to a Noticing Party, (I) any person directly or indirectly controlling, controlled by, under common control with such Noticing Party, (II) any member of the immediate family of such Noticing Party sharing the same household, (III) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision at law)) with, or is otherwise known by such Noticing Party or other Stockholder Associated Person to be acting in concert with, such Noticing Party or any other Stockholder Associated Person with respect to the stock of the Corporation, (IV) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party or any other Stockholder Associated Person (other than a stockholder that is a depositary), (V) any affiliate or associate of such Noticing Party or any other Stockholder Associated Person, (VI) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or any other Stockholder Associated Person with respect to any proposed business or nominations, as applicable, and (VII) any Proposed Nominee.

Section 9.      Voting of Shares by Certain Holders.

(a)           Shares of stock of the Corporation registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, director, trustee, manager or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such entity presents a certified copy of such bylaw or resolution, in which case such person may vote such shares of stock. Any trustee or other fiduciary may vote shares of stock registered in its name as such fiduciary, either in person or by proxy.

(b)            Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares of stock entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

(c)            The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure that the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified shares in place of the stockholder who makes the certification.

Section 10.      Inspectors. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chair of the meeting may appoint inspectors. The inspectors shall determine the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chair of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No Director or candidate for election as a Director shall act as inspector of an election of Directors. Inspectors need not be stockholders. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11.      Proxy Access.

(a)            Whenever the Board of Directors solicits proxies with respect to the election of Directors of the Corporation at an annual meeting of stockholders, the Corporation shall include in the proxy statement distributed on behalf of the Board of Directors for such annual meeting the information specified below (the “Required Information”) with respect to (i) the Access Eligible Stockholder (as defined below) proposing to make a nomination for a director of the Corporation and who expressly elects at the time of providing the notice required by this Section 11 (the “Access Nomination Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 11, (ii) and the nominee to be nominated (an “Access Nominee”); provided that the Access Nomination Notice complies with the other requirements of the Charter, these Bylaws and all applicable laws or regulations. The Required Information shall be (x) all information concerning the Access Nominee and the Access Eligible Stockholder required to be disclosed in the Corporation’s proxy statement under the rules and regulations of the Exchange Act, these Bylaws, the Charter and applicable law and (y) if the Access Eligible Stockholder so elects, a statement (the “Statement”) of not more than 500 words in support of the nomination that shall comply with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(b)            The Corporation shall not be required to provide access to the Corporation’s proxy materials with respect to any annual meeting of stockholders for more than the Maximum Number (as defined below) of Access Nominees. Any Access Eligible Stockholder submitting more than one Access Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 11 shall rank such Access Nominees based on the order that the Access Eligible Stockholder desires such Access Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Access Nominees submitted by Access Eligible Stockholders pursuant to this Section 11 exceeds the Maximum Number. If there are more than the Maximum Number of nominations for which access to the Corporation’s proxy materials has been sought in compliance with this Section 11, the highest ranking Access Nominee who meets the requirements of this Section 11 from each Access Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Access Eligible Stockholder disclosed as Owned in its respective Access Nomination Notice submitted to the Corporation. If the Maximum Number is not reached after the highest ranking Access Nominee who meets the requirements of this Section 11 from each Access Eligible Stockholder has been selected, this selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached. Following such determination, if any Access Nominee who satisfies the eligibility requirements in this Section 11 (i) thereafter withdraws from the election (or such nomination is withdrawn by the applicable Access Eligible Stockholder) or (ii) is thereafter not submitted for director election for any reason (including the failure to comply with this Section 11) other than due to a failure by the Corporation to include such Access Nominee in the proxy materials in violation of this Section 11, no other nominee or nominees (other than any Access Nominee already determined to be included in the Corporation’s proxy materials who continues to satisfy the eligibility requirements of this Section 11) shall be included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Section 11.

(c)            The Corporation shall not be required to provide access to the Corporation’s proxy materials with respect to any annual meeting of stockholders if it receives timely notice pursuant to Section 8(a) of this Article II that any stockholder proposes (or multiple stockholders propose) to nominate (i) a prospective nominee for election with respect to which such access is not being requested or (ii) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act or any successor rule against a nominee of the Board of Directors.

(d)            In order for the Access Nominee to be eligible for election at the annual meeting and the Required Information about such nominee of an Access Eligible Stockholder to be included in the Corporation’s proxy materials, the following requirements must be satisfied:

(i)            The nomination must be made pursuant to a timely Access Nomination Notice to the Secretary of the Corporation. For such Access Nomination Notice to be deemed timely given, an Access Eligible Stockholder must first notify the Corporation that such Access Eligible Stockholder intends to nominate an Access Nominee, and all of the information required by this Section 11 as well as Section 8(a) of this Article II must be received by the Secretary of the Corporation at the Corporation’s principal executive offices not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary of the date the Corporation commenced mailing of its proxy materials (as stated in the Corporation’s proxy materials) in connection with the most recent annual meeting of stockholders. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of an Access Nomination Notice as described above.

(ii)            The Access Nomination Notice shall contain or be accompanied by the following, which shall be received by the Secretary of the Corporation within the time period specified in this Section 11 for providing the Access Nomination Notice:

(A)            the name and address of the Access Eligible Stockholder and, if applicable, each member of a group of persons constituting an Access Eligible Stockholder, and an express election to have its Access Nominee included in the Corporation’s proxy materials pursuant to this Section 11;

(B)             the Required Information;

(C)             a statement certifying the number of shares the Access Eligible Stockholder (and each member of a group of persons constituting the Access Eligible Stockholder) is deemed to Own and has Owned continuously for the three year period prior to the Submission Date (as defined below) of the Access Nomination Notice for the purposes of this Section 11, which statement shall also be included in the Schedule 14N filed with the SEC;

(D)             to the extent that an Access Eligible Stockholder (or any member of a group of persons constituting an Access Eligible Stockholder) is not or has not been continuously the holder of record of the shares of the Corporation that are being used to satisfy the requisite Minimum Ownership and Minimum Holding Period requirements to establish its or their status as an Access Eligible Stockholder, (I) one or more written statements from the holder of record of the shares (and from each intermediary through which each such person derives, or during the Minimum Holding Period has derived, Ownership of such shares) verifying that, as of a date within seven (7) calendar days preceding the Submission Date, each such person Owns such shares and has Owned at least Minimum Ownership continuously for at least the Minimum Holding Period, and (II) an agreement to provide, within five (5) business days after the record date for determining stockholders entitled to vote at the annual meeting of stockholders, written statements from the holder of record and intermediaries verifying the continuous ownership of the Access Eligible Stockholder (including each member of a group of persons constituting an Access Eligible Stockholder) of such shares through and including such record date;

(E)             a representation and undertaking by the Access Eligible Stockholder (including each member of a group of persons constituting an Access Eligible Stockholder) that it, its Access Nominee and each of its and its Access Nominee’s affiliates and associates: (I) intends to continue to Own the shares satisfying the Minimum Ownership through the conclusion of the annual meeting of stockholders; (II) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders any individual other than its Access Nominee(s); (III) has not engaged and will not engage in, and has not and will not be a “participant” (within the meaning of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act or any successor rule) in, a “solicitation” (within the meaning of Rule 14a-1(l) under the Exchange Act or any successor rule) in support of the election of any individual as a director at the annual meeting of stockholders other than its named Access Nominee or a nominee of the Board of Directors; and (IV) will not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation;

(F)            a representation and undertaking by the Access Eligible Stockholder (including each member of a group of persons constituting an Access Eligible Stockholder) that it acquired the shares Owned, including the requisite number of shares qualifying the Access Eligible Stockholder to submit an Access Nominee, in the ordinary course of business and that (x) as of the Submission Date and (y) at all times until the election of directors at the annual meeting of stockholders, in each case neither it nor the Access Nominee nor any affiliates and associates of it or its Access Nominee Owns or shall Own, as applicable, any Company Securities for the purpose, or with the effect, of changing or influencing the control of the Corporation, or in connection with or as a participant in any transaction having that purpose or effect, including any transaction referred to in Rule 13d–3(b) under the Exchange Act or any successor rule, other than solely by reason of seeking the election as a director of its named Access Nominee;

(G)            a representation and undertaking by the Access Eligible Stockholder (including each member of a group of persons constituting an Access Eligible Stockholder) that: (I) the Access Eligible Stockholder agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the annual meeting of stockholders or applicable to the filing and use, if any, of soliciting material; (II) it will provide facts, statements and other information in all communications with the Corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will promptly provide any other information reasonably requested by the Corporation, including, without limitation, to evidence or support any such facts, statements or other information; and (III) it will file with the SEC any solicitation or other communication with any of the Corporation’s stockholders relating to the annual meeting of stockholders at which the Access Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder;

(H)            an undertaking by the Access Eligible Stockholder (including each member of a group of persons constituting an Access Eligible Stockholder) acknowledging its responsibility for the Required Information, all other information submitted to the Corporation pursuant to this Section 11 and all of its and its Access Nominee’s communications to stockholders in connection with the election of directors at the annual meeting of stockholders. In such undertaking, the Access Eligible Stockholder (including each member of a group of persons constituting an Access Eligible Stockholder) shall: (I) expressly assume all liability to which the Corporation or any of its affiliates, or any director, officer, employee or representative thereof, may be subject as a result of any legal or regulatory violation arising out of any such information or communication made available by or on behalf of the Access Eligible Stockholder or any of its affiliates or its Access Nominee to the Corporation or to any stockholder of the Corporation in connection with the election of directors at the annual meeting of stockholders; and (II) agree to indemnify and hold harmless the Corporation and any of its affiliates, and any director, officer, employee or representative thereof, individually against any liability, loss or damage in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against any such person arising out of or based upon any nomination, solicitation or other activity by the Access Eligible Stockholder in connection with its efforts to elect the Access Nominee pursuant to this Section 11;

(I)            if the Access Nomination Notice is submitted by a group of persons that together constitute an Access Eligible Stockholder, an agreement executed by all members of such group (I) designating one group member that is authorized to act on behalf of all members of the group with respect to the nomination and any and all matters related thereto, including withdrawal of the nomination; and (II) acknowledging and agreeing that the undertaking, as well as the assumption of liability and indemnification obligations set forth in paragraph (d)(2)(viii) of this Section 11 shall apply to each member of such group on a joint and several basis;

(J)            a statement of whether or not the Access Eligible Stockholder (including each member of any group of persons constituting an Access Eligible Stockholder) intends to maintain the Minimum Ownership for at least one year following the annual meeting (subject to any mandatory fund rebalancing required by such person’s preexisting governing instruments or written investment policies);

(K)            a copy of the Schedule 14N (or any successor form thereto) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act or any successor rule;

(L)            consent of the Access Nominee to being named in the proxy statement and as a nominee, and to serving as a director and acting as a representative of all stockholders if elected, and all information, agreements and undertakings by each Access Nominee that would be required to be provided by a Prospective Nominee who is nominated pursuant to Section 8(a) of this Article II, and any other information reasonably requested by the Corporation, including, without limitation, to evidence or support any facts, statements or other information;

(M)            a representation and undertaking by the Access Nominee that such nominee (I) is and will continue to be Independent, (II) is not a Disqualified Repeat Nominee, (III) is not, and continues not to be, a Disqualified Person, (IV) is and will continue to be in compliance with the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics to the extent applicable to directors and director nominees and (V) is not and will not become a party to any agreement, arrangement, or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation;

(N)            the details of any position of the Access Nominee as an officer or director of any competitor (that does not result in such Access Nominee to become a Disqualified Person) or significant supplier, customer or counterparty of the Corporation within the three years preceding the Submission Date; and

(O)            any other information, representations and agreements that are the same as those that would be required to be set forth in a Section 8(a) Notice pursuant to Section 8 of this Article II.

(iii)            The Access Nominee shall meet and shall continue to meet the criteria set forth in paragraph (d)(ii)(M) of this Section 11.

(iv)            Neither the Access Nominee nor the applicable Access Eligible Stockholder (including none of the members of any group of persons constituting an Access Eligible Stockholder) shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof.

(v)             Each of the Access Nominee and the applicable Access Eligible Stockholder (including each of the members of any group of persons constituting an Access Eligible Stockholder) shall not have failed to comply with its agreements, representations, undertakings and other obligations pursuant to these Bylaws, including, but not limited to, this Section 11.

(vi)            The information and documents required by this paragraph (d) of Section 11 shall be (A) provided with respect to and executed by each Access Eligible Stockholder or, in the case of an Access Eligible Stockholder comprised of a group of persons, each member in that group; and (B) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of an Access Eligible Stockholder or, in the case of an Access Eligible Stockholder comprised of a group of persons, each member in that group. A breach of any obligation, agreement or representation in or pursuant to this Section 11 by any member of such group or any Access Nominee shall be deemed a breach by the Access Eligible Stockholder. The Access Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this paragraph (d) of Section 11 (other than such notices, confirmations, information and documents contemplated to be provided after the date the Access Nomination Notice is provided, including, without limitation, the confirmation contemplated by clause (B) of paragraph (d)(i) of this Section 11) have been received by the Secretary of the Corporation (the “Submission Date”).

(e)            Notwithstanding anything to the contrary herein, the Corporation may omit from its proxy materials any information or statement that it, in good faith, believes (i) is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), (ii) would violate any applicable law, regulation or listing standard, or (iii) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person.

(f)            The Access Eligible Stockholder and its Access Nominee shall each provide to the Corporation prompt written notice of:

(i)          any material error recognized by the Access Eligible Stockholder or its Access Nominee in, or any change in circumstances that makes incorrect or misleading in any material respect (collectively, an “error”), the information previously provided by the Access Eligible Stockholder or its nominee in the Access Nomination Notice or otherwise provided to the Corporation or to its stockholders in connection with the nomination, and the information that is required to correct any such error (it being understood that providing any such notification shall not be deemed to cure any such error or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any such error); or

(ii)            any material change in its Ownership of shares of the Corporation occurring since the Submission Date and before the election of directors at the annual meeting; provided, without limiting the generality of the foregoing, that any failure to satisfy the Minimum Ownership requirement shall constitute a material change.

(g)            If the Board of Directors nominates an Access Nominee as part of the Board of Directors’ slate of nominees, the notice provided pursuant to this Section 11 will be deemed withdrawn and the former Access Nominee shall be presented to the stockholders at the annual meeting in the same manner as any other nominee of the Board of Directors, except that the Access Nominee shall be considered a director for whom access to the Corporation’s proxy materials was provided for all purposes of these Bylaws, including the determination of the Maximum Number of Access Nominees.

(h)            If, after the deadline for submitting an Access Nomination Notice as set forth in paragraph (d)(i) of this Section 11, (i) an Access Eligible Stockholder becomes ineligible to nominate a director for inclusion in the Corporation’s proxy materials pursuant to this Section 11 or withdraws such nomination, or (ii) an Access Nominee withdraws from or becomes unwilling, ineligible or unavailable for election at the meeting or to serve on the Board of Directors for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 11, in each case whether before or after the mailing of a definitive proxy statement, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such ineligibility, withdrawal, unwillingness or unavailability commence a new time period (or extend any time period) for the giving of an Access Nomination Notice), then the nomination of any Access Nominee by a person described in clause (i) of this paragraph, and of any Access Nominee described in clause (ii) of this paragraph, shall be disregarded, and the Corporation (x) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Access Nominee or any successor or replacement nominee and (y) may otherwise communicate to stockholders, including by amending or supplementing its proxy statement or ballot or form of proxy, that any such Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting. No other nominee may be substituted by the Access Eligible Stockholder that nominated any such Access Nominee.

(i)            Except as otherwise provided by law, the Charter or these Bylaws, the chair of the meeting shall, if the facts warrant, determine and declare that (i) a nomination was not made in accordance with the procedures prescribed by this Section 11, (ii) an Access Nominee is ineligible to be named in the Corporation’s proxy materials pursuant to this Section 11 or to be considered for election at the meeting, or (iii) an Access Nominee and/or the applicable Access Eligible Stockholder shall have breached its or their representations, undertakings, agreements or obligations under or pursuant to this Section 11, and in each such case, the chair of the meeting shall so declare at the meeting and the nomination shall be disregarded notwithstanding that proxies in respect of the nomination of the relevant Access Nominee may have been received by the Corporation. Any decision by the chair of the meeting shall be conclusive and binding upon all stockholders of the Corporation for any purpose.

(j)            This Section 11 shall be the exclusive method for stockholders or Access Eligible Stockholders to include nominees for director in the Corporation’s proxy materials. Notwithstanding anything to the contrary contained in this Section 11, the Corporation may solicit against, and include in the proxy statement and any supplemental proxy materials its own statements relating to, any Access Nominee.

(k)            For purposes of these Bylaws, the following definitions shall apply:

(i)            (A) An “Access Eligible Stockholder” shall mean a person (or a group of not more than twenty (20) persons formed for the purpose of seeking access pursuant to this Section 11; provided that a group of funds that are (i) under common management and investment control, or (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one person for this purpose if the Access Eligible Stockholder provides, no later than the deadline for submitting the Access Nomination Notice pursuant to paragraph (d)(i) of this Section 11, documentation reasonably satisfactory to the Corporation to evidence the same) who or which has continuously Owned (as defined below) 3% or more of the outstanding shares of the Corporation as of the most recent date for which such number is disclosed by the Corporation in any filing by the Corporation with the SEC prior to submission of the Access Nomination Notice (the “Minimum Ownership”) continuously for a minimum of three full years prior to and as of the Submission Date (the “Minimum Holding Period”) and continue(s) to Own at least the same amount of securities so owned by such person or group of persons through the record date for the annual meeting of stockholders and the date of the annual meeting of stockholders.

(B) For purposes of this Section 11, persons who jointly nominate an individual for election as a director shall be considered an Access Eligible Stockholder only if they have agreed in writing to so act, are so identified in the Access Nomination Notice and the information and the undertakings required by this Section 11 for an Access Eligible Stockholder are provided by and with respect to each such person. For the avoidance of doubt, for purposes of determining if persons who claim jointly to satisfy the Minimum Ownership and Minimum Holding Period requirements for an Access Eligible Stockholder, only the common shares of the Corporation Owned by any member of a group continuously for at least three full years shall be aggregated with the common shares Owned continuously for three years by each other person acting jointly to constitute an Access Eligible Stockholder. A record holder acting on behalf of a beneficial owner will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately as a member of such group, subject to the other provisions of this Section 11. No person may be a member of more than one group of persons constituting an Access Eligible Stockholder with respect to any annual meeting of stockholders and if any person appears as a member of more than one group, then it shall be deemed to be a member of the group that has the largest amount of shares of the Corporation disclosed as owned in the Access Nomination Notice.

(ii)            A “Disqualified Person” means a nominee (A) whose election as a member of the Board of Directors, or inclusion of such nominee in the Corporation’s proxy materials, would cause the Corporation to be in violation of these Bylaws, the Charter, the rules and listing standards of the principal U.S. exchange upon which the shares of the Corporation are traded, or any applicable state or federal law, rule or regulation; (B) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914; (C) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; or (D) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or any successor rule;

(iii)            A “Disqualified Repeat Nominee” in respect of an annual meeting of stockholders shall mean an individual as to whom access to the Corporation’s proxy materials was provided pursuant to this Section 11 for either of the two most recent annual meetings of stockholders and (A) who withdrew from or became unwilling, ineligible or unavailable for election at the meeting or to serve on the Board of Directors for any reason or (B) received at such meeting votes in favor of such person’s election representing less than 25% of the total votes cast with respect to such person’s election. For the avoidance of doubt, neither this paragraph (k)(iii) nor paragraph (d)(ii)(B) of this Section 11 shall prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 8(a) of this Article II.

(iv)           “Independent” with respect to an Access Nominee shall mean that the nominee would be considered an independent director in accordance with the listing standards of the principal U.S. exchange upon which the shares of the Corporation trade, any applicable rules of the SEC and any additional publicly disclosed standards used by the Board of Directors or a duly authorized committee thereof in determining and disclosing the independence of the Corporation’s directors in accordance with the rules of the SEC, such principal U.S. exchange or otherwise.

(v)            The “Maximum Number” of Access Nominees for an annual meeting of stockholders shall be that number of directors constituting the greater of (x) two or (y) 20% of the total number of directors in office as of the deadline for submitting an Access Nomination Notice as set forth in paragraph (d)(i) of this Section 11 (rounded down to the nearest whole number). In the event that one or more vacancies for any reason occurs after such date but before the date of the annual meeting of stockholders and the size of the Board of Directors is reduced in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number shall be reduced by any of the following, whether occurring before or after the deadline for submitting an Access Nomination Notice: (A) any person who is or will be nominated by the Board of Directors pursuant to paragraph (g) of this Section 11; (B) the number of directors in office on such date who were nominated at any of the three most recent annual meetings of stockholders pursuant to this Section 11 (including by the Board of Directors pursuant to paragraph (g) of this Section 11) or pursuant to Section 8 of this Article II, other than such directors whose term of office will expire at such annual meeting of stockholders and who is not seeking (or agreeing) to be nominated at such meeting for another term of office; (C) any person who is nominated by an Access Eligible Stockholder pursuant to this Section 11 but whose nomination is subsequently withdrawn or who becomes unwilling, ineligible or unavailable for election at the meeting, to serve as a director for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 11; or (D) any person who is or will be nominated by the Board of Directors pursuant to an agreement, understanding or arrangement with one or more stockholders or group of stockholders (other than any agreement, understanding or arrangement entered into in connection with an acquisition of shares of the Corporation, by such stockholder or group of stockholders, from the Corporation).

(vi)            “Ownership” (and its correlative terms “Owned,” “Owning” and other variations of the word “Own”), when used to describe the nature of a person’s ownership of shares of the Corporation, shall mean those outstanding shares of common stock the Corporation (“common shares”) as to which the person in question possesses (A) the full unhedged power to vote or direct the voting of such shares, (B) the full unhedged economic incidents of ownership of such shares (including the full right to profits and the full risk of loss), and (C) the full unhedged power to dispose of or direct the disposition of such shares; provided that the number of shares calculated in accordance with clauses (A), (B) and (C) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, or purchased by such person or any of its affiliates but the purchase has not settled or closed, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or other agreement or understanding entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding common shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (I) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, and/or (II) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. A person’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided, that the person has the power to recall such loaned shares on five (5) business days’ notice, and recalls such shares promptly upon being notified by the Corporation that the applicable Access Nominee will be included in the proxy materials and has in fact recalled such loaned shares as of the time the Access Nomination Notice is submitted to the Corporation and through the annual meeting date.

Section 12.      Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or the Chair’s absence, the Chief Executive Officer, or, in the absence or inability to act of the Chief Executive Officer, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; (f) limitations on the time allotted to questions or comments by participants; (g) removal of any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines; (h) conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any state and local laws and regulations concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting and (l) any guidelines and procedures as the chair may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The chair of a stockholder meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine and declare to the meeting that a matter or business was not properly brought before the meeting or is not a proper matter for stockholder action under applicable law, and, if the chair should so determine, the chair shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Except to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III DIRECTORS

Section 1.      General Powers of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. All powers of the Corporation may be exercised by or under the authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute, the Charter or these Bylaws.

Section 2.      Number and Term.

(a)            The number of Directors constituting the full Board of Directors shall be not less than five (5) nor more than thirteen (13), subject, at all times, to the rights of the holders of any class of the Corporation’s preferred stock as set forth in the Charter to elect Directors. The exact number of Directors within such range shall be fixed from time to time by resolution of the Board of Directors or the stockholders. The Directors shall be elected at the annual meeting of stockholders, and each Director shall be elected to serve until the next annual meeting of stockholders and until a successor shall be elected and shall have qualified. If for any reason any or all of the Directors cease to be Directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining Directors hereunder, if any.

(b)            At each annual meeting of stockholders, the stockholders shall elect, in accordance with these Bylaws, all members of the Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualify. If the number of Directors is changed, any additional Director shall, subject to Section 2 of Article VI, hold office until the next annual meeting of stockholders, but in no case shall a decrease in the number of Directors shorten the term of any incumbent Director.

(c)            Directors need not be stockholders.

Section 3.      Quorum. A majority of the Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If, at any meeting of the Board of Directors, there shall be less than a quorum present, a majority of those present may adjourn the meeting, from time to time, until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting which shall be so adjourned.

Section 4.     Regular Meetings. Regular meetings of the Board of Directors shall be held, without notice, at such places and times as shall be determined, from time to time, by resolution of the Board of Directors.

Section 5.      Special Meetings. Special meetings of the Board of Directors may be called by the Chair, the Chief Executive Officer, the President or the Secretary. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place for the holding of special meetings of the Board of Directors.

Section 6.      Notice. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic transmission, facsimile transmission, courier or United States mail to each Director at such Director’s business or residence address on file with the Secretary of the Corporation. Notice by personal delivery, courier, telephone, electronic transmission or facsimile transmission shall be given at least twenty-four (24) hours prior to the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution. Notice by United States mail shall be given at least three business (3) days prior to the meeting. Telephone notice shall be deemed to be given when the Director or such Director’s agent is personally given such notice in a telephone call to which the Director or such Director’s agent is a party. Electronic transmission notice shall be deemed to be given upon transmission of the message to the electronic mail address or number of the Director at which the Director receives electronic transmissions. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the Director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 7.      Dispensing With Notice. The transaction of business occurring at any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though occurred at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the Directors not present signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes thereof. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of a meeting need not be given to any Director who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director.

Section 8.     Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if, prior to such action, either a written consent thereto is signed by or a consent by electronic transmission is sent by all members of the Board of Directors or of such committee, as the case may be, and such written or electronic form of consent is filed with the minutes of the proceedings of the Board of Directors or committee.

Section 9.      Telephonic or Electronic Meetings. Unless otherwise restricted by the Charter or these Bylaws, members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at such meeting.

Section 10.    Compensation. Each Director shall be entitled to receive compensation, if any, as may from time to time be fixed by the Board of Directors. Directors may also be reimbursed by the Corporation for all reasonable expenses incurred in traveling to and from the place of a Board of Directors or committee meeting.

Section 11.    Emergency Provisions. Notwithstanding any other provision in the Charter or these Bylaws, this Section 11 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of directors necessary to constitute a quorum shall be one- third of the entire Board of Directors.

ARTICLE IV COMMITTEES

Section 1.      Appointments and Powers. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, establish and appoint one or more committees comprised of one or more Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall delegate to any such committee or committees, to the extent provided in said resolution or resolutions or in these Bylaws, any powers of the Board of Directors in the management of the business and affairs of the Corporation, except as prohibited by law. Such committee or committees shall have such name or names as may be stated in these Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors. Unless expressly provided herein or otherwise prohibited by law, any action required or permitted to be taken by the Board of Directors may be taken by a duly authorized committee thereof.

Section 2.      Meetings. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate one or more Directors as alternate members of a committee who may replace any absent or disqualified member at any meeting of the committee. Such alternate members shall, for purposes of determining a quorum, be counted in the place of the absent or disqualified member.

ARTICLE V OFFICERS

Section 1.      Officers.

(a)            The officers of the Corporation shall include a President, a Secretary and a Treasurer and may include a Chair of the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, one or more Assistant Secretaries and one or more Assistant Treasurers. In addition, the Board of Directors may elect such other officers and appoint such other agents as it may deem advisable, who shall hold office for such terms and shall exercise such powers and perform such duties as shall from time to time be determined by the Board of Directors.

(b)            The officers of the Corporation shall be elected annually by the Board of Directors, except that the Chief Executive Officer or President may from time to time appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers or other officers. Each officer (whether elected or appointed) shall serve for one (1) year and until a successor is elected and qualifies or until such officer’s death, or such officer’s resignation or removal in the manner hereinafter provided. Any two (2) or more offices, except President and Vice President, may be held by the same person.

Section 2.      Chair. The Board of Directors may designate from among its members a Chair who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the Chair as an executive or non-executive Chair. The Chair shall preside at all meetings of the Board of Directors and the stockholders, and shall have and perform such other duties as from time to time may be assigned to the Chair by the Board of Directors. Any references in the minutes, policies, committee charters or other documents of the Board of Directors to a “Chairman” or “Chairperson” shall be deemed to be a reference to the Chair.

Section 3.      Chief Executive Officer. The Board of Directors may elect or designate a Chief Executive Officer. The Chief Executive Officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. The Chief Executive Officer may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time. Unless otherwise provided by resolution of the Board of Directors, the Chief Executive Officer, in the absence of the Chair, shall preside at all meetings of the Board of Directors and of the stockholders at which the Chief Executive Officer shall be present.

Section 4.      Chief Operating Officer. The Board of Directors may elect or designate a Chief Operating Officer. The Chief Operating Officer may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall have the responsibilities and duties as determined by the Board of Directors or the Chief Executive Officer.

Section 5.      Chief Financial Officer. The Board of Directors may elect or designate a Chief Financial Officer. The Chief Financial Officer may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall have the responsibilities and duties as determined by the Board of Directors or the Chief Executive Officer.

Section 6.      President. In the absence of a Chief Executive Officer, the President shall in general supervise and control all of the business and affairs of the Corporation. The President may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 7.      Vice Presidents. In the absence of a President or in the event of a vacancy in such office, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and shall perform such other duties as from time to time may be assigned to such Vice President by the Chief Executive Officer, the President or the Board of Directors. The Board of Directors may designate one (1) or more Vice Presidents as Executive Vice President, Senior Vice President or Vice President for particular areas of responsibility.

Section 8.      Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and Directors, and all other notices required by law or by these Bylaws, and, in case of the Secretary’s absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chair, the Chief Executive Officer, the President, the Board of Directors, or the stockholders, upon whose requisition the meeting is called as provided in these Bylaws. The Secretary shall record all proceedings of meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to the Secretary by the Directors, the Chief Executive Officer or the President.

Section 9.      Treasurer.

(a)            The Treasurer shall have the custody of the funds and securities of the Corporation, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

(b)            The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chief Executive Officer or the President, taking proper vouchers for such disbursements. The Treasurer shall render to the Chief Executive Officer, President and the Board of Directors, at the regular meetings of the Board of Directors, or whenever they may request it, an accounting of all transactions as Treasurer, and of the financial condition of the Corporation.

(c)            If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of the Treasurer’s duties, in such amount and with such surety as the Board of Directors shall prescribe.

Section 10.    Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers, if any, shall be elected by the Board of Directors or appointed by the Chief Executive Officer, the President or Vice President and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Secretary and by the Treasurer.

Section 11.    General Powers. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

ARTICLE VI RESIGNATIONS; FILLING OF VACANCIES; INCREASE IN NUMBER OF DIRECTORS; REMOVAL FROM OFFICE

Section 1.      Resignations. Any Director, member of a committee, or officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, and, if no time be specified, at the time of its receipt by the Board of Directors, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective (unless the resignation letter so specifies).

Section 2.      Filling of Vacancies.

(a)            If the office of any Director, member of a committee or officer becomes vacant (whether, in the case of a Director, as a result of an increase in the number of Directors or the death, resignation or removal of a Director), the remaining Directors in office, whether or not sufficient to constitute a quorum, may appoint, by a majority vote of such remaining Directors, any qualified person to fill such vacancy.

(b)            A Director appointed by the Board of Directors to fill a vacancy pursuant to this Section 2 shall serve until the next annual meeting of stockholders and until such Director’s successor is elected and qualifies. An officer or member of a committee elected by the Board of Directors to fill a vacancy pursuant to this Section 2 shall serve for the balance of the term of such officer or committee member.

Section 3.      Removal From Office.

(a)            At a meeting of stockholders expressly called for such purpose, any or all members of the Board of Directors may be removed for cause by a vote of the holders of not less than two-thirds (2/3) of the issued and outstanding capital stock entitled to vote thereon and said stockholders may elect a successor or successors to fill any resulting vacancies, for the unexpired terms of the removed Directors.

(b)            Any officer or agent, or member of a committee elected or appointed by the Board of Directors, may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation shall be served thereby.

ARTICLE VII CAPITAL STOCK

Section 1.      Certificates of Stock. Except as may be otherwise provided by the Board of Directors or required by the Charter, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the Maryland General Corporation Law (the “MGCL”) and shall be signed by the officers of the Corporation in the manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, on request by a stockholder, the Corporation shall provide to such record holder a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2.      Lost Certificates. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless (i) requested in writing by such stockholder and (ii) either the Board of Directors or any officer of the Corporation has determined such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or such holder’s representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 3.      Transfer of Shares.

(a)            All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by such holder’s attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of either the Board of Directors or any officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

(b)            The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

(c)            Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 4.      Dividends. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock or other securities of the Corporation or any of its subsidiaries, subject to the provisions of law and the Charter.

Section 5.      Fixing of Record Date.

(a)            The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall not be more than ninety (90) days and, in the case of a meeting of stockholders, not less than ten (10) days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

(b)            When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed. A record date that has been fixed by the Board of Directors may be changed provided that the new record date complies in all respects with applicable law and this Section 5 in the same manner as if it were the record date originally fixed.

Section 6.      Fractional Stock. The Board of Directors may, in its discretion, authorize the Corporation to issue fractional stock or authorize for the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation.

ARTICLE VIII MISCELLANEOUS PROVISIONS

Section 1.      Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December of each calendar year.

Section 2.      Checks, Drafts, Notes. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as from time to time shall be determined by resolution of the Board of Directors.

Section 3.      Corporate Records. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 4.      Notice and Waiver of Notice. Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE IX AMENDMENTS TO BYLAWS

Section 1.      Amendment by Stockholders. New Bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that any provision of these Bylaws requiring a vote of greater than a majority may be amended, repealed or modified only by a vote satisfying such higher voting requirements.

Section 2.      Amendment by Directors. Subject to the right of the stockholders as provided in Section 1 of this Article IX to adopt, amend, or repeal Bylaws, Bylaws may be adopted, amended, or repealed by the Board of Directors; provided, however, that the Board of Directors may adopt an amendment of a Bylaw changing the authorized number of Directors only within the limits specified in the Charter or in Section 2 of Article III of these Bylaws.

ARTICLE X INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1.      Indemnification.

(a)            To the maximum extent permitted by Maryland law and other law in effect from time to time (but subject to the provisions of this Article X and the Charter), the Corporation shall indemnify and hold harmless, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of such Director’s service in that capacity, and (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a Director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of such Director’s service in that capacity. The rights of a Director or officer to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election or appointment of such Director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to any employee or agent of the Corporation.

(b)            Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of these Bylaws or Charter inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 2.      Agreements and Procedure. This Article X shall not be construed as a limitation upon the power of the Corporation to enter into contracts or undertakings of indemnity with a Director, officer, employee or agent of the Corporation. The Corporation’s only objection to any demand for advancement of expenses are either (a) that a determination has been made in accordance with the MGCL that the facts then known to those making the determination would preclude indemnification or (b) that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation of the good faith belief of the Director or the officer, as the case may be, that the standard of conduct necessary for indemnification has been met.

Section 3.      Provisions Not Exclusive. The indemnification and advance of expenses provided by the Corporation’s Charter and Bylaws shall not be deemed to be exclusive of any other rights or be construed as a limitation upon any other rights to which a person seeking indemnification may be entitled under any law (common or statutory) or any agreement, vote of stockholders or disinterested Directors or otherwise, both as to actions in such Director’s official capacity and as to action in another capacity while holding office or (if and as approved by the Board of Directors) while employed by or acting as an agent for the Corporation. The indemnification and advance of expenses shall inure to the benefit of the estate, heirs, executors, and administrators of such person.

Section 4.      Severability. The invalidity or unenforceability of any provision of this Article X shall not affect the validity or enforceability of any other provision hereof.

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